1 Execution Version THIRD AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT THIS THIRD AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Third Amendment”), dated as of December 9, 2022, is by and among CARRIAGE SERVICES, INC., a Delaware corporation (the “Borrower”), the banks listed as Lenders on the signature pages hereof (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (in said capacity as Administrative Agent, the “Administrative Agent”). BACKGROUND A. The Borrower, the Lenders, and the Administrative Agent are parties to that certain First Amended and Restated Credit Agreement, dated as of May 13, 2021, as amended by that certain First Amendment and Commitment Increase to First Amended and Restated Credit Agreement, dated as of November 22, 2021, that certain Second Amendment and Commitment Increase to First Amended and Restated Credit Agreement, dated as of May 27, 2022 and that certain Limited Consent to First Amended and Restated Credit Agreement, dated as of October 25, 2022 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”; the terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement). B. The Borrower has requested that the Lenders amend certain provisions of the Credit Agreement and the Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein. NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the parties hereto covenant and agree as follows: 1. AMENDMENTS. (a) Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms thereto in proper alphabetical order: “Bakersfield Acquisition” means the Acquisition by the Borrower, or any of the Borrower’s Subsidiaries or Affiliates of all of the business operations, assets and properties, including the real estate and real property located in and around Bakersfield and Tehachapi, California related to and/or used in the operation of, and future growth of, Greenlawn Funeral Homes, Cremations & Cemeteries; Keep It Simple Cremation; Ed Helm Monument Company; and Wood Family Funeral Services, for an aggregate cash purchase price not to exceed $45.0 million. Exhibit 10.1

"Third Amendment" means that certain Third Amendment to First Amended and Restated Credit Agreement, dated as of December 9, 2022, among the Borrower, the Lenders party thereto and the Administrative Agent.

"Third Amendment Effective Date" means the date that all conditions of effectiveness set forth in Section 3 of the Third Amendment have been satisfied.

(b) The definition of "Applicable Fee Rate" set forth in set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:

"Applicable Fee Rate" means, at any time, in respect of the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Fee Rate		
Pricing Level	**Total Leverage Ratio**	**Commitment Fee**
1	< 3.00 : 1.00	0.200%
2	< 3.50: 1.00 but ≥ 3.00: 1.00	0.250%
3	< 4.00: 1.00 but ≥ 3.50: 1.00	0.250%
4	< 4.50: 1.00 but ≥ 4.00: 1.00	0.300%
5	< 5.00: 1.00 but ≥ 4.50: 1.00	0.500%
6	< 5.50: 1.00 but ≥ 5.00: 1.00	0.625%
7	≥ 5.50: 1.00	0.750%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 7 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing, the Applicable Fee Rate in effect from and after the Third Amendment Effective Date through and including the date the Compliance Certificate is delivered pursuant to Section 6.02(a) for the Fiscal Year ending December 31, 2022 shall be Pricing Level 6.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

(c) The definition of "Applicable Rate" set forth in set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:

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"Applicable Rate" means the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate			
Pricing Level	**Total Leverage Ratio**	**BSBY Rate / Letter of Credit Fees**	**Base Rate**
1	< 3.00 : 1.00	1.500%	0.500%
2	< 3.50: 1.00 but ≥ 3.00: 1.00	1.625%	0.625%
3	< 4.00: 1.00 but ≥ 3.50: 1.00	1.750%	0.750%
4	< 4.50: 1.00 but ≥ 4.00: 1.00	1.875%	0.875%
5	< 5.00: 1.00 but ≥ 4.50: 1.00	3.125%	2.125%
6	< 5.50: 1.00 but ≥ 5.00: 1.00	3.375%	2.375%
7	≥ 5.50: 1.00	3.625%	2.625%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 7 shall apply in respect of the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing, the Applicable Rate in effect from and after the Third Amendment Effective Date through and including the date the Compliance Certificate is delivered pursuant to Section 6.02(a) for the Fiscal Year ending December 31, 2022 shall be Pricing Level 6.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

(d) The definition of "Fee Letter" set forth in set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:

"Fee Letter" means, collectively, (i) the letter agreement, dated April 7, 2021, among the Borrower, the Administrative Agent and BofA Securities, Inc., (ii) the letter agreement, dated November 22, 2021, among the Borrower, the Administrative Agent and BofA Securities, Inc., (iii) the letter agreement, dated May 27, 2022, among the Borrower, the Administrative Agent and BofA Securities, Inc. and (iv) the letter agreement, dated December 9, 2022, among the Borrower, the Administrative Agent and BofA Securities, Inc.

(e) The definition of "Real Property Collateral Trigger Event" set forth in set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:

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4 “Real Property Collateral Trigger Event” means at any time after the Closing Date when the most recent Compliance Certificate delivered pursuant to Section 6.02(a) indicates that the Total Leverage Ratio is equal to or greater than 4.25 to 1.00. (f) Section 7.02(d) of the Credit Agreement is hereby amended and restated to read as follows: (d) (i) Investments as a result of Acquisitions (other than the Bakersfield Acquisition), if each of the following conditions has been satisfied: (A) if the Acquisition Consideration for such Acquisition is in excess of $20,000,000, the Borrower shall have given the Administrative Agent notice thereof no less than ten Business Days prior to the closing of such Acquisition, (B) immediately before and after giving pro-forma effect to such Acquisition, no Default shall have occurred and be continuing, (C) immediately after giving pro-forma effect to the proposed Acquisition, Liquidity is at least $15,000,000, and (D) immediately after giving pro-forma effect to the proposed Acquisition, the Total Leverage Ratio is less than 4.25 to 1.00 and (ii) the Bakersfield Acquisition so long as each of the conditions set forth in clause (d)(i)(A) – (C) above has been satisfied. (g) Section 7.06(a)(ii) of the Credit Agreement is hereby amended and restated to read as follows: (ii) so long as immediately before and after giving pro-forma effect to any acquisition or purchase by the Borrower of Equity Interests of the Borrower, (A) no Default shall have occurred and be continuing, (B) Liquidity is at least $15,000,000 and (C) the Total Leverage Ratio is less than 4.25 to 1.00, the Borrower may acquire or purchase such Equity Interests in an unlimited amount; (h) Section 7.11(a) of the Credit Agreement is hereby amended and restated to read as follows: (a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any period of four consecutive Fiscal Quarters of the Borrower to be greater than the ratio set forth below opposite such period: Four Consecutive Fiscal Quarter Period Ended Maximum Total Leverage Ratio September 30, 2022 5.25 to 1.00 From and after the Third Amendment Effective Date through June 30, 2023 6.00 to 1.00 September 30, 2023 through December 31, 2023 5.75 to 1.00 March 31, 2024 through June 30, 2024 5.50 to 1.00

5 September 30, 2024 5.25 to 1.00 December 31, 2024 and thereafter 5.00 to 1.00 (i) Exhibit D. Exhibit D to the Credit Agreement is hereby amended in its entirety and replaced with the document attached hereto as Exhibit D. 2. REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower represents and warrants that, as of the date hereof, and both before and immediately after giving effect to this Third Amendment: (a) the representations and warranties contained in the Credit Agreement and the other Loan Documents that are subject to materiality or Material Adverse Effect qualifications are true and correct in all respects on and as of the date hereof as made on and as of such date, and the representations and warranties contained in the Credit Agreement and the other Loan Documents that are not subject to materiality or Material Adverse Effect qualifications are true and correct in all material respects on and as of the date hereof as made on and as of such date, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in Sections 5.05(a) and (c) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, of the Credit Agreement; (b) no event has occurred and is continuing which constitutes a Default or Event of Default; (c) (i) the Borrower has full power and authority to execute and deliver this Third Amendment, (ii) this Third Amendment has been duly executed and delivered by the Borrower and (iii) this Third Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws; (d) neither the execution, delivery and performance of this Third Amendment or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will conflict with (i) any Organization Documents of the Borrower or its Subsidiaries, (ii) any Law applicable to the Borrower or its Subsidiaries or (iii) any Contractual Obligation to which the Borrower or the Subsidiaries is a party; and (e) no authorization, approval, consent, or other action by, notice to, or filing with, any Governmental Authority or other Person not previously obtained is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Borrower of this Third Amendment or (ii) the acknowledgement by each Guarantor of this Third Amendment.

6 3. CONDITIONS OF EFFECTIVENESS. All provisions of this Third Amendment shall be effective upon satisfaction of, or completion of, the following: (a) the Administrative Agent shall have received counterparts of this Third Amendment executed by the Borrower, each Guarantor, and each Lender; (b) the representations and warranties set forth in Section 2 of this Third Amendment shall be true and correct; (c) the Administrative Agent shall have received for the benefit of each Lender who executes this Third Amendment, an amendment fee in the amount set forth in the Fee Letter; (d) the Administrative Agent shall have received such other fees required to be paid on or before the Third Amendment Effective Date; (e) unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent directly to such counsel to the extent invoiced prior to or on the Third Amendment Effective Date; (f) since December 31, 2021, there shall not have occurred any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (g) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and its counsel, such other documents, certificates and instruments as the Administrative Agent shall reasonably require. 4. REFERENCE TO THE CREDIT AGREEMENT. (a) Upon and during the effectiveness of this Third Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this Third Amendment. (b) Except as expressly set forth herein, this Third Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, and shall not alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or the other Loan Documents, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect. 5. COSTS AND EXPENSES. The Borrower shall be obligated to pay the reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder. 6. GUARANTOR’S ACKNOWLEDGEMENT. By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution, delivery and performance by Borrower

7 of this Third Amendment, (b) joins this Third Amendment for the purpose of consenting to and being bound by the provisions thereof, (c) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Third Amendment or any of the provisions contemplated herein, (d) ratifies and confirms all of its obligations and liabilities under the Loan Documents to which it is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure the Secured Obligations of the Borrower under the Credit Agreement, as amended pursuant to the terms of the Third Amendment; and (e) acknowledges and agrees that as of the date of the foregoing Third Amendment, such Guarantor (i) does not have any claim or cause of action against the Administrative Agent or any Lender (or any of their respective directors, officers, employees, agents, attorneys or other representatives) under or in connection with its Guaranty and the other Loan Documents to which it is a party and (ii) has no offsets against, or defenses or counterclaims to, its Guaranty. 7. EXECUTION IN COUNTERPARTS. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Third Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document. 8. GOVERNING LAW; BINDING EFFECT. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such State; provided that each party shall retain all rights arising under federal law. This Third Amendment shall be binding upon the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. 9. HEADINGS. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose. 10. ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS THIRD AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER THEREIN AND HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

Signature Page – Third Amendment [Carriage] BANK OF AMERICA, N.A., as Administrative Agent By: Name: Adam Rose Title: SVP

Signature Page – Third Amendment [Carriage] BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender By: Name: Adam Rose Title: Senior Vice President

Signature Page – Third Amendment [Carriage] PNC BANK (successor to BBVA USA), as a Lender By: Name: Natalie Hill Title: Senior Vice President

Signature Page – Third Amendment [Carriage] EXHIBIT D FORM OF COMPLIANCE CERTIFICATE Financial Statement Date: , TO: Bank of America, N.A., as Administrative Agent RE: First Amended and Restated Credit Agreement, dated as of May 13, 2021, by and among Carriage Services, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, a Swing Line Lender and L/C Issuer (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) DATE: [Date] The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the _____________________ of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and the other Loan Parties, and that: [Use following paragraph 1 for fiscal year-end financial statements] 1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. [Use following paragraph 1 for fiscal quarter-end financial statements] 1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes. 2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements. 3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining

Signature Page – Third Amendment [Carriage] whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and [select one:] [to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.] [--or—] [to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:] 4. The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in clauses (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered. 5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate. Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CARRIAGE SERVICES, INC., a Delaware corporation By: Name: Title

For the Quarter/Year ended ___________________(“Statement Date”) SCHEDULE A to the Compliance Certificate ($ in 000’s) I. Section 7.01 – Liens. A. Debt on acquired Property: $_____________ B. Purchase money Liens and surety bond deposits: $_____________ C. Total permitted Secured Debt (Lines I.A. + I.B.): $_____________ D. 10% of Borrower’s Net Worth: $_____________ II. Section 7.02 – Investments. A. Investments made pursuant to Section 7.02(g): $_____________ B. Investments permitted pursuant to Section 7.02(g): $10,000,000 C. Investments in Unrestricted Subsidiaries pursuant to Section 7.02(j): $_____________ D. Investments permitted pursuant to Section 7.02(j): $10,000,000 III. Section 7.11 (a) – Maximum Total Leverage Ratio. A. Total Debt of the Borrower and its Subsidiaries at Statement Date: $_____________ B. EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Subject Period”): (1) Net Income for the Subject Period: $_____________ (2) To the extent deducted in calculating Net Income, Interest Expense for the Subject Period: $_____________ (3) To the extent deducted in calculating Net Income, the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for the Subject Period: $_____________ (4) To the extent deducted in calculating Net Income, depreciation and amortization expenses and payments in respect of Deferred Purchase Price for the Subject Period: $_____________ (5) To the extent deducted in calculating Net Income, other expenses of the Borrower and the Subsidiaries reducing Net Income which do not represent a cash item in the Subject Period or any future period: $_____________ (6) To the extent deducted in calculating Net Income, non-recurring costs and expenses, including acquisition costs, of the Borrower and its Subsidiaries not to exceed $2,000,000 in aggregate amount: $_____________

(7) To the extent deducted in calculating Net Income, transaction fees, cost and expenses not to exceed $5,000,000 in aggregate amount incurred in connection with the Credit Agreement, the Senior Notes and the repayment and discharge of the Existing Senior Notes on the Closing Date: $_____________ (8) EBITDA of any Acquisition calculated on a historic basis for such Acquisition as if the same had occurred on the first day of the period for which such EBITDA is measured with such pro-forma adjustments as the Administrative Agent shall approve: $_____________ (9) For any period of calculation, severance costs not to exceed $2,500,000 in aggregate amount: $_____________ (10) Non-cash items increasing Net Income for the Subject Period: $_____________ (11) EBITDA of any Subsidiary or business Disposed of calculated on a historic basis as if the same had occurred on the first day of the period for which such EBITDA is measured with such pro-forma adjustments as the Administrative Agent shall approve: $_____________ (12) EBITDA (Lines III.B.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 -10 – 11): $_____________ C. Total Leverage Ratio (Line III.A.  Line III.B.12): _____ to ______ Maximum permitted: Four Consecutive Fiscal Quarter Period Ended Maximum Total Leverage Ratio September 30, 2022 5.25 to 1.00 Third Amendment Effective Date through June 30, 2023 6.00 to 1.00 September 30, 2023 through December 31, 2023 5.75 to 1.00 March 31, 2024 through June 30, 2024 5.50 to 1.00 September 30, 2024 5.25 to 1.00 December 31, 2024 and thereafter 5.00 to 1.00

IV. Section 7.11(b) – Minimum Fixed Charge Coverage Ratio. A. EBITDA for the Subject Period (Line III.B.12. above): $_____________ B. Maintenance Capital Expenditures for the Subject Period: $_____________ C. Cash taxes paid during the Subject Period: $_____________ D. Cash tax refunds received during the Subject Period: $_____________ E. Dividends paid in cash during the Subject Period: $_____________ F. Cash Interest Expense during the Subject Period: $_____________ G. Scheduled and required principal payments during the Subject Period in respect of Debt: $_____________ H. Scheduled and required payments made by the Borrower in respect of Deferred Purchase Price for the Subject Period (to extent not included in IV.F. and IV.G. above): $_____________ I. Fixed Charge Coverage Ratio (Lines IV.A. – IV.B. – IV.C. + IV.D. – IV.E.)  (Lines IV.F. + IV.G. + IV.H.): ______ to 1.00 Minimum required: 1.20 to 1.00